Exhibit (k)(4)

FORM OF PURCHASE AND SALE AGREEMENT

BY AND AMONG

TRIPLEPOINT VENTURE GROWTH BDC CORP.,

as Buyer

AND

TRIPLEPOINT CAPITAL LLC

And

TPC VENTURE GROWTH PARTNERS 1 LLC,

as Sellers

DATED MARCH [    ], 2014

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of March [    ], 2014, is made by and among TriplePoint Venture Growth BDC Corp., a Maryland corporation (“Buyer”), TriplePoint Capital LLC, a Delaware limited liability company (“TPC”), and TPC Venture Growth Partners 1 LLC, a Delaware limited liability company (“TPC Venture Growth Partners”) (TPC and TPC Venture Growth Partners are each, a “Seller,” and collectively, the “Sellers”). Buyer and Sellers may be referred to individually herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Sellers are currently the owners of the Purchased Assets (as defined below);

WHEREAS, Sellers desire to sell the Purchased Assets and assign the Assumed Obligations (as defined below) to Buyer, and Buyer desires to purchase the Purchased Assets and to assume the Assumed Obligations from Sellers, all on the terms and subject to the conditions set forth herein;

WHEREAS, shortly following the Closing (as defined herein), it is contemplated that Buyer will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended, and will price and close an initial public offering (the “Buyer IPO”) of its common stock;

WHEREAS, the Parties intend that the purchase and sale transaction contemplated by this Agreement constitute a true and absolute sale transaction without recourse, except as expressly provided in this Agreement (including without limitation in Article 10);

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE 1

DEFINITIONS; MATTERS OF CONSTRUCTION

1.1          Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and the plural forms.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Contract” means one or more Purchased Contracts entered into by an Obligor as part of a syndicated transaction.

“Assignment and Assumption Agreements” means (i) with respect to any Purchased Contract that does not include a specific form of assignment and assumption agreement or similar document within the Transaction Documents governing such Purchased Contract, the Assignment and Assumption Agreement in the form of Exhibit A hereto and (ii) with respect to any Purchased Contract that includes a specific form of assignment and assumption agreement or similar document within the Transaction Documents governing such Purchased Contract, such specific form of assignment and assumption agreement or similar document, in each case pursuant to which Sellers shall sell, transfer, assign, convey and deliver the Purchased Assets to Buyer and Buyer shall assume and agree to pay, perform or otherwise discharge the Assumed Obligations.

“Assumed Obligations” has the meaning specified in Section 2.2.

“Bill of Sale” means the Bill of Sale in the form of Exhibit B hereto, pursuant to which Sellers shall sell, transfer, assign, convey and deliver the Equipment to Buyer.

“Bridge Facility” means that certain Bridge Loan Agreement to be entered into among Buyer, TPC, each lender from time to time party thereto, the agents for the lender groups from time to time party thereto, U.S. Bank, National Association, as custodian, and DBNY, as administrative agent, as of the Closing Date.

“Business Day” means any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Confidential Information” has the meaning specified in Section 12.1(a).

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Sections 6.1, 6.2 and 6.7.

“Buyer Indemnified Parties” has the meaning specified in Section 10.1.

“Buyer IPO” has the meaning specified in the recitals to this Agreement.

“Call Premia” has the meaning specified in Section 3.2.

“Cap” has the meaning specified in Section 10.3(a).

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means, with respect to any Purchased Asset, any consent of the Obligor and/or the administrative agent or other party required to sell, assign, transfer, convey or deliver such Purchased Asset.

“Contract” means any Lease or Loan.

“Contract Files” means with respect to each Purchased Contract, the fully executed original of each related Note and the other Transaction Documents, to the extent such related documents have been executed and delivered, the original file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Contract and, with respect to any Lease, the summary schedule sent by TPC (or an Affiliate thereof) to the Obligor thereunder listing the collateral financed under such Lease, invoices and bills of sale with respect to the Equipment, a copy of the related master lease agreement, and agreements with manufacturers and vendors with respect to warranties relating to the Equipment.

“Contract Purchase Price” means (i) with respect to a specific Purchased Contract, the amount set forth under the heading “Fair Value” with respect to such Purchased Contract on the Schedule of Transferred Assets and (ii) with respect to all Purchased Contracts, the total amount set forth under the heading “Fair Value” with respect to all Purchased Contracts on the Schedule of Transferred Assets.

“Court Order” means any judgment, order, decision, award, injunction, ruling, subpoena, verdict or decree of any foreign, federal, state or local court, tribunal or Governmental Body and any award in any arbitration proceeding.

“DBNY” means Deutsche Bank AG, New York Branch.

“Eligible Institution” means an entity that qualifies as an “Eligible Institution”, “Approved Fund,” “Qualified Transferee”, “Permitted Lender”, “Eligible Assignee”, “Qualified Institutional Lender” or similarly defined entity under the applicable definition under the Transaction Documents relating to the Purchased Contracts to be acquired by such entity.

“Encumbrance” means any lien, security interest, mortgage, pledge, conditional sale or other title retention agreement, adverse claim, or other encumbrance.

“Equipment” means each item of equipment financed pursuant to a Lease that is not a Finance Lease.

“Equity Investments” means the equity investments made by a Seller in a Person, and the certificated securities representing such investments, in each case as identified on the Schedule of Transferred Assets.

“Equity Investment Purchase Price” means (i) with respect to a specific Equity Investment, the amount set forth under the heading “Fair Value” with respect to such Equity Investment on the Schedule of Transferred Assets and (ii) with respect to all Equity Investments, the total amount set forth under the heading “Fair Value” with respect to all Equity Investments on the Schedule of Transferred Assets.

“Escrow Agreement” has the meaning specified in Section 2.5(b).

“Excluded Obligations” has the meaning specified in Section 2.3.

“Finance Lease” means a Lease whereby a Seller (or an Affiliate thereof) is deemed to have made a loan to the Obligor, which loan is secured by the Obligor’s ownership interest in the Related Collateral, and the lease or installment payments thereon represent repayment on such loan.

“Funded Contract” means a Purchased Contract under which Seller has no Unfunded Commitment as of the Closing Date.

“Governmental Approval” means the approval, consent, order, authorization of, declaration, filing, or registration with, any Governmental Body.

“Governmental Body” means any foreign, federal, state or local government, court, department, commission, board, bureau, agency or other governmental authority or administrative or regulatory body, any applicable securities or commodities exchange and any other self-regulatory body.

“Governmental Permits” has the meaning specified in Section 5.6.

“Guarantor” means Persons who, under the Transaction Documents or otherwise, have given guaranties, sureties, indemnities or made other agreements or undertakings in connection with the Purchased Contracts or pledged, mortgaged or granted security interests in property to secure payment of the Purchased Contracts.

“Indemnified Party” has the meaning specified in Section 10.4.

“Indemnifying Party” has the meaning specified in Section 10.4.

“Lease” means each Funded Contract and each Unfunded Contract identified on the Schedule of Transferred Assets as a lease, including all related lease agreements and any related schedules, sub-schedules, supplements and amendments to a master lease pursuant to which Seller leases specified equipment or other property to an Obligor at a specified periodic rate; each such schedule to a master lease shall constitute a separate Lease.

“Loan” means each Funded Contract and each Unfunded Contract identified on the Schedule of Transferred Assets as a loan.

“Losses” means all losses, damages, liabilities, taxes, diminution of value, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses incurred by a Person; provided, however, Losses shall not include punitive, consequential, exemplary or special damages or opportunity costs.

“Manager” means TPVG Advisers LLC, a Delaware limited liability company.

“Notes” means the original executed promissory notes issued to the order of the relevant Seller, or copies of a “master” note if no such note was issued to a Seller or an allonge endorsing a note in favor of a Seller, evidencing indebtedness owing to the relevant Seller under a Purchased Contract (unless and except to the extent that only copies of such promissory notes are in the relevant Seller’s possession or control).

“Obligor” means (i) any Person who owes payments under a Funded Contract and (ii) any Person (other than Sellers or any of their respective Affiliates) who is a party to an Unfunded Contract.

“Outside Date” has the meaning specified in Section 2.5(a).

“Parties” has the meaning specified in the preamble to this Agreement.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, business trust, joint venture, association or other entity or Governmental Body.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchased Contracts” means the Contracts identified on the Schedule of Transferred Assets.

“Purchase Price” has the meaning specified in Section 3.1.

“Receivables Financing Agreement” means the Receivables Financing Agreement to be executed on or after the Closing Date by TPVG Variable Funding Company LLC, as borrower, Buyer, individually and as collateral manager and equityholder, DBNY, as administrative agent, Deutsche Bank Trust Company Americas, as paying agent, the lenders parties thereto, and U.S. Bank, National Association, as backup collateral manager and as custodian.

“Related Collateral” means the assets and properties securing payment of outstanding obligations of Obligors under the Transaction Documents.

“Repurchase Price” has the meaning specified in Section 2.5(a).

“Requirements of Law” means any federal, state or local law, statute, regulation, rule, code, ordinance or Court Order enacted, adopted, issued or promulgated by any Governmental Body, including laws pertaining to usury and other laws applicable to banking institutions and banking activities, in each case together with the rules and regulations promulgated thereunder.

“Schedule of Transferred Assets” means the list of Purchased Contracts, Warrant Assets and Equity Investments attached hereto as Schedule 1.1.  It identifies the Contracts, Warrant Assets and Equity Investments which are being transferred to the Buyer, together with the Purchase Price related to each of the foregoing and such information with respect to each such Contracts, Warrant Assets and Equity Investments as the Buyer may reasonably require.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning specified in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Sellers contained in Sections 5.1, 5.2, 5.4(b), 5.7 and 5.9.

“Seller Indemnified Parties” has the meaning specified in Section 10.2.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Reports” means all reports, appraisals and other written materials prepared by third parties for Sellers with respect to the Purchased Contracts, including all real estate appraisals, equipment appraisals and environmental reports that relate to the Purchased Contracts.

“TPC” has the meaning specified in the preamble to this Agreement.

“TPC Venture Growth Partners” has the meaning specified in the preamble to this Agreement.

“Transaction Documents” means the credit and financing agreements, guarantees, subordination agreements, Notes, lease agreements (including all related schedules, sub-schedules and supplements and delivery and acceptance certificates), mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting Sellers’ ownership and economic rights with respect to the Equipment and the Purchased Contracts which are executed and delivered to or otherwise obtained by Sellers, or in which Sellers have an interest, in connection with the Purchased Contracts in effect as of the Closing Date.

“Transferred Proposals” means the proposals of a Seller as of the Closing Date to make loans to, or to purchase equipment and enter into leases with, an Obligor in the amounts identified on the Schedule of Transferred Assets.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Related Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“Unanticipated Contingency” has the meaning specified in Section 2.5(a).

“Unfunded Commitments” means the commitment of a Seller as of the Closing Date to make loans to, or to purchase equipment and enter into leases with, an Obligor in the amounts identified on the Schedule of Transferred Assets.

“Unfunded Contract” means a Purchased Contract under which a Seller has Unfunded Commitments as of the Closing Date.

“Warrant Assets” means those equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the relevant Seller from an Obligor identified on the Schedule of Transferred Assets as being assigned to and re-issued in the name of Buyer; provided that the term Warrant Assets shall in no event include the right of such Seller to participate as an investor in future equity financings by an Obligor.

“Warrant Asset Purchase Price” means, with respect to (i) a specific Warrant Asset, the amount set forth under the heading “Fair Value” with respect to such Warrant Asset on the Schedule of Transferred Assets and (ii) all Warrant Assets, the total amount set forth under the heading “Fair Value” with respect to all Warrant Assets on the Schedule of Transferred Assets.

1.2          Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun shall be deemed to cover all genders. All references: to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreement, instrument or other documents shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof; to any person or entity shall mean and include the successors and permitted assigns of such person or entity; “to,” “including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time on the day in question in New York, New York, unless otherwise expressly provided in this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1          Purchased Assets. Upon the terms and subject to the conditions of this Agreement, Sellers hereby agree to and do sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to and does purchase and assume from Sellers, all of Sellers’ right, title and interest in, to and under the following, wherever located:

(a)           each Purchased Contract including, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the relevant Seller under the Transaction Documents against any Person, whether known or unknown, arising under or in connection with the Transaction Documents or in any way based on or related to any of the foregoing;

(b)           the Contract Files relating to such Purchased Contracts;

(c)           the Warrant Assets;

(d)           the Equity Investments;

(e)           the Equipment; and

(f)            all warranties of manufacturers or vendors with respect to the Equipment.

The assets referred to in this Section 2.1 are collectively referred to as the “Purchased Assets.”

2.2          Assumed Obligations. Buyer hereby agrees to and does assume the Unfunded Commitments, the Transferred Proposals and all other obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under the Transaction Documents to the extent, and only to the extent, that such obligations arise out of or relate to facts, events or circumstances arising or occurring on or after the Closing Date (collectively, the “Assumed Obligations”).  For the avoidance of doubt, the “Assumed Obligations” do not include any obligations of TPC Venture Growth Partners under any credit and financing agreements, guarantees, subordination agreements, notes, lease agreements (including all related schedules, sub-schedules and supplements), mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents between (a) TPC Venture Growth Partners and TPC Funding IV Ltd., (b) TPC Venture Growth Partners and Islamic GBP Structured Leasing Fund I Ltd., or (c) TPC Venture Growth Partners and Islamic Equipment Leasing Fund II Ltd.

2.3          Excluded Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not, as a result of the transactions contemplated by this Agreement, assume or become liable for any obligations of Sellers other than the Assumed Obligations (collectively, the “Excluded Obligations”). For the avoidance of doubt, the “Excluded Obligations” include any obligations of TPC Venture Growth Partners under any credit and financing agreements, guarantees, subordination agreements, notes, lease agreements (including all related schedules, sub-schedules and supplements), mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents between (a) TPC Venture Growth Partners and TPC Funding IV Ltd., (b) TPC Venture Growth Partners and Islamic GBP Structured Leasing Fund I Ltd., and (c) TPC Venture Growth Partners and Islamic Equipment Leasing Fund II Ltd.

2.4          True Sale.  The Parties expressly intend that the purchase and sale transaction contemplated by this Agreement shall constitute an absolute conveyance of the Purchased Assets to Buyer without recourse, except as expressly provided in this Agreement (including without limitation in Article 10).  In furtherance of the foregoing, at Closing each Seller shall update its books and records to reflect the fact that the Purchased Assets have been sold and that such Seller no longer retains any ownership interest therein.  The Parties agree not to take any action inconsistent with such treatment.

2.5          Contingent Repurchase/Resale Obligations.

(a)           The Parties hereby agree that if the Buyer IPO does not (i) price on or prior to 5:00 p.m. (Eastern time) on March [    ], 2014 or (ii) close and provide net proceeds to Buyer sufficient (together with any funds available to Buyer from the transactions contemplated by the Receivables Financing Agreement) to repay in full all amounts owing by Buyer under the Bridge Facility on or prior to 5:00 p.m. (Eastern time) on the seventh (7th) Business Day following the Closing Date (the “Outside Date”) (the occurrence of either of the events referred to in the foregoing (i) and (ii), an “Unanticipated Contingency”), then promptly following an Unanticipated Contingency and upon (x) the filing by the Buyer of a notification of withdrawal of election to be regulated as a business development company, which filing shall be made by the Buyer within five Business Days following such Unanticipated Contingency, and (y) repayment of the Bridge Facility, Buyer shall resell, retransfer, reassign, re-convey and redeliver to Sellers, and Sellers shall repurchase and reassume from Buyer, all of Buyer’s right, title and interest in, to and under the Purchased Assets and Assumed Obligations originally conveyed from Sellers to Buyer on the Closing Date, with each Seller reacquiring the Purchased Assets and Assumed Obligations originally transferred to Buyer by such Seller.  The repurchase price to be paid by Sellers to Buyer for the Purchased Assets and the Assumed Obligations shall be the Purchase Price paid by Buyer to Sellers on the Closing Date minus any payments received by Buyer from the Obligors under or with respect to the Purchased Assets after the Closing Date (the “Repurchase Price”), in the same form as Buyer paid on the Closing Date (i.e., repayment of the Purchase Price in cash).

(b)           In order to facilitate and effectuate any such repurchase/resale (if required as set forth above), Sellers agree to (i) pledge to Buyer and deposit (or have Buyer direct DBNY to so deposit on its behalf from the proceeds borrowed by Buyer under the Bridge Facility) the Purchase Price to be paid by Buyer under Section 4.2(a) into an escrow account at Deutsche Bank Trust Company Americas pursuant to the terms of that certain escrow agreement, dated as of the Closing Date, among the Parties hereto, DBNY, and  Deutsche Bank Trust Company Americas (the “Escrow Agreement”) and (ii) promptly after the Outside Date, execute and deliver a purchase and sale agreement in form and substance substantially similar to this Agreement.  For the avoidance of doubt, the repurchase/resale obligations under this Section 2.5 shall become null and void immediately upon (y) the delivery of written notice to Buyer from DBNY that DBNY has received sufficient funds to repay the Bridge Facility and (z) release of the Purchase Price to Sellers pursuant to the terms of the Escrow Agreement.

(c)           In satisfaction by all Parties of the repurchase/resale obligations set forth in this Section 2.5, (i) the Escrow Agreement shall provide for the release, at the direction of DBNY, of the Purchase Price on deposit thereunder to DBNY upon the occurrence of an Unanticipated Contingency, and the Sellers acknowledge and agree that they automatically release all right, title and interest in the Purchase Price held under the Escrow Agreement upon the occurrence of an Unanticipated Contingency (such Purchase Price immediately becoming the property of DBNY, as agent for the lenders under the Bridge Facility, at such time (in payment by the Buyer of its obligations under the Bridge Facility)), and (ii) any pledge or security agreement that Buyer enters into to secure the Bridge Facility will provide for the automatic release of the Purchased Assets from the security interest created thereby upon the occurrence of the Unanticipated Contingency and repayment of the Bridge Facility. The Parties agree that the repurchase/resale contemplated by this Section 2.5 shall occur automatically following the occurrence of an Unanticipated Contingency and no further assignments or documentation shall be required to be executed by the Parties to effectuate the repurchase/resale described above, although each Party shall take such steps as may be reasonably requested by another Party to fulfill the intent of this Section.

(d)           The resale of the Purchased Assets and Assumed Obligations by Buyer to Sellers under this Section shall be without any representation or warranty by Buyer other than the representation and warranties that (i) the Purchased Assets and Assumed Obligations have been sold by Buyer free and clear of any Encumbrance created by Buyer, and (ii) except for the grant of a security interest to DBNY under the Bridge Facility upon the terms required by

Section 2.5(c)(ii), Buyer has taken no action since the Closing Date with respect to the Purchased Assets that would have a material adverse effect on the Purchased Assets. To secure their obligation to repurchase the Purchased Assets and Assumed Obligations pursuant to this Section, Sellers hereby grant Buyer a security interest in all right, title and interest of Sellers in the Purchase Price paid by Buyer to Sellers on the Closing Date hereunder and deposited into the escrow account established and maintained at Deutsche Bank Trust Company Americas pursuant to the Escrow Agreement. Sellers acknowledge and agree that Buyer shall collaterally assign such security interest to DBNY under a separate security agreement, and, as such, DBNY shall be entitled to exercise all rights of Buyer under this Section.

ARTICLE 3

PURCHASE PRICE; INTEREST AND FEES

3.1          Purchase Price.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $[              ] (the “Purchase Price”) (such amount representing the sum of the Contract Purchase Price, the Equity Investment Purchase Price and the Warrant Purchase Price) plus (b) the assumption by Buyer of the Assumed Obligations with respect to such Purchased Contracts, which aggregate consideration the Sellers and Buyer independently have determined to be the fair value of the Purchased Assets.  The sum of the Contract Purchase Price and the Equity Investment Purchase Price shall be payable to TPC Venture Growth Partners.  The Warrant Asset Purchase Price shall be payable to TPC.

3.2          Additional Payments. In addition to the Purchase Price, Buyer shall pay to the applicable Seller, in cash, all prepayment premiums or similar prepayment fees (collectively, “Call Premia”) received by Buyer following the Closing Date and on or prior to December 31, 2014 in connection with any full or partial payment of principal by an Obligor with respect to a Purchased Contract.  Each such payment shall be due no later than five (5) Business Days following receipt by Buyer of the applicable Call Premia and shall be payable by wire transfer of immediately available funds to an account designated by the applicable Seller from time to time in writing or as otherwise agreed in writing by the Parties.

ARTICLE 4

CLOSING

4.1          Closing Date. The closing of the purchase and sale of Purchased Assets and the assumption of Assumed Obligations (the “Closing”) shall, subject to the satisfaction or waiver of all conditions to the Closing set forth in Article 8 and Article 9 (other than those that can only be satisfied at the Closing), take place at 10:00 a.m. (Eastern time) on the date hereof, or at such other time and place as Sellers and Buyer may agree (the “Closing Date”).  At the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets.

4.2          Buyer’s Deliveries. On the Closing Date, Buyer shall:

(a)           subject to Section 2.5, pay to Sellers the sum of (i) the Purchase Price, plus (ii) the accrued and unpaid interest and finance charges for the period of March 1, 2014 through the day immediately preceding the Closing Date due from Obligors in arrears, as identified on Schedule 4.2(a), less (iii) prepaid interest and finance charges paid in advance by Obligors pro-rated for the period from and including the Closing Date through March 31, 2014, as identified on Schedule 4.2(a), less (iv) expense deposits and other amounts paid by Obligors to Sellers in connection with the Transferred Proposals. Amounts payable by Buyer pursuant to this Section 4.2(a) shall be paid by wire transfer of immediately available funds to the escrow account established pursuant to the Escrow Agreement;

(b)           deliver to Sellers a counterpart of each relevant Assignment and Assumption Agreement, duly executed on behalf of Buyer; and

(c)           deliver to Sellers a certificate, duly executed on behalf of Buyer, certifying to the satisfaction of the conditions to Closing set forth in Article 9.

4.3          Sellers’ Deliveries. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer or its designee (including, with respect to the Contract Files, the certificates evidencing the Equity Investments, Buyer’s custodian or another third party), all of the following:

(a)           a counterpart of each Assignment and Assumption Agreement with respect to the sale and assignment of each Purchased Contract, duly executed on behalf of the applicable Seller and each Person for which a Consent is required for such Purchased Contracts (unless a separate Consent has been delivered);

(b)           the Bill of Sale duly executed on behalf of the Sellers;

(c)           the Contract Files with respect to each Purchased Contract to be sold to Buyer at the Closing (to the extent in the possession of Seller);

(d)           the certificates evidencing the Equity Investments;

(e)           duly executed instruments of transfer or assignment with respect to the Equity Investments, in form and substance reasonably satisfactory to Buyer; and

(f)            a certificate signed by a duly authorized officer of each Seller certifying to the satisfaction of the conditions to Closing set forth in Article 8.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby jointly and severally represents and warrants to Buyer, with respect to itself and the Purchased Assets to be sold, and the consideration to be received, by such Seller, as follows:

5.1          Organization. Seller is duly organized, validly existing and in good standing with full power and authority to own the Purchased Assets and to consummate the transactions contemplated hereby.

5.2          Authority. Seller has full power and authority to execute, deliver and perform this Agreement, the Escrow Agreement and all related documents, instruments, writings and agreements. All corporate action required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and all related documents, instruments, writings and agreements has been taken.  This Agreement, the Escrow Agreement and all related documents, instruments, writings and agreements, has been duly authorized, executed and delivered by such Seller and are legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3          Consents. None of the execution and delivery of this Agreement, the Escrow Agreement or any related documents, instruments, writings and agreements, the consummation of any of the transactions contemplated by such agreements, or compliance by Seller with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)           Conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or require any consent or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (i) Seller’s organizational documents, (ii) any Transaction Document, or any other material agreement or material instrument (other than a Transaction Document) to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation, (iii) any Court Order to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation or (iv) any Requirements of Law applicable to Seller, except (y) as set forth on Schedule 5.3 and (z) in the case of clauses (ii), (iii) and (iv), to the extent such breach or default would not have a material adverse effect on the Purchased Assets or the Assumed Obligations or on the Seller’s ability to consummate the transactions contemplated by this Agreement.

(b)           Require the approval, consent, authorization or act of, or the making or giving by any Seller of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Seller of this Agreement or the consummation of any of the transactions contemplated hereby or thereby, except (i) as set forth on Schedule 5.3 and (ii) to the extent the failure to obtain such approval, consent, or authorization, or to provide any such notice, would not have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement.

(c)           Require any Governmental Approval.

5.4          Purchased Contracts, Transaction Documents and Equipment.

(a)           To Sellers’ knowledge, the Transaction Documents contained in each Contract File constitute all Transaction Documents relating to the Purchased Contracts to which Seller is a party.  The Transaction Documents contained in each Contract File constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach or default in any material respect of its obligations under any of such Transaction Documents contained in each Contract File.

(b)           The Schedule of Transferred Assets is accurate in all material respects as of the Closing Date.  Schedule 4.2(a) is accurate in all material respects as of the Closing Date.

(c)           There are no Unfunded Commitments with respect to the Purchased Contracts as of the Closing Date other than the Unfunded Commitments identified on the Schedule of Transferred Assets.

(d)           The purchase price payable by Seller in connection with its acquisition of the Equipment has been paid in full, and all Taxes required to be paid in connection with the acquisition of the Equipment by Seller and Seller’s ownership of the Equipment have been paid in full.

(e)           The Equipment has been delivered to and accepted by the Obligor under the applicable Purchased Contract and, to the best knowledge of Seller (i) is in good working order and (ii) is in the possession of the Obligor under the applicable Purchased Contract at the location specified in such Purchased Contract.

5.5          Other Matters Relating to the Purchased Contracts. To Seller’s knowledge (without the obligation for further inquiry), there are no actions pending in which one of the Obligors has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or partnership action for the purpose of authorizing any of the foregoing.

5.6          Governmental Permits. Seller owns, holds or possesses those licenses, franchises, permits and other authorizations from Governmental Bodies (the “Governmental Permits”) which were necessary for Seller to originate (where applicable), and are necessary for Seller to own, the Purchased Assets and to carry on and conduct its business relating thereto substantially as currently conducted, except where the failure by Seller to own, hold or possess any such license, franchise, permit or other authorization would not be reasonably likely to have a material adverse effect on the Purchased Assets.

5.7          Title to Purchased Assets. Seller has and, as of the Closing, will transfer to Buyer, good title to all of the Purchased Assets, free and clear of any Encumbrances other than the Obligor’s rights in the Equipment as contemplated by the applicable Purchased Contract.

5.8          Compliance; Litigation Relating to the Purchased Assets.

(a)           Seller has complied in all material respects with all Requirements of Law applicable to the Purchased Assets and the Assumed Obligations.

(b)           There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller by any Obligor, Guarantor or third Person in respect of the Purchased Assets or the Assumed Obligations and there are no actions, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to any of the Purchased Assets or the Assumed Obligations.

(c)           There are no actions, suits or proceedings pending or threatened in writing against either Seller which question the legality or propriety of the transactions contemplated by this Agreement.

5.9          No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Sellers or any of their Affiliates, to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the transactions contemplated by this Agreement, except for any such fee or commission that will be paid by Sellers.

5.10        Limitations. Notwithstanding anything to the contrary in this Article 5, Seller makes no representations or warranties regarding: (a) the creditworthiness, solvency or financial ability of any Obligor or Guarantor or any other obligor, including any pledgor, any letter of credit issuer or insurer to pay or to perform any of its liabilities or obligations with respect to the Purchased Assets, or (b) any Obligor or Guarantor paying or performing pursuant to the terms of a Purchased Contract.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers as follows:

6.1          Organization of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to consummate the transactions contemplated hereby.

6.2          Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement. All corporate or other legal action required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement has been taken. This Agreement has been duly authorized, executed and delivered by Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

6.3          Consents. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)           Conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the organizational documents of Buyer, (ii) any material agreement or material instrument to which Buyer is a party or by which Buyer is bound, (iii) any Court Order to which Buyer is a party or by which Buyer is bound or (iv) any Requirements of Law applicable to Buyer, except, in the case of clauses (ii), (iii) and (iv), to the extent such breach or default would not have a material adverse effect on Buyer’s ability to purchase the Purchased Assets or assume and perform the Assumed Obligations.

(b)           Require the approval, consent, authorization or act of, or the making or giving by Buyer of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Buyer of this Agreement or the consummation of any of the transactions contemplated hereby or thereby except (i) as expressly set forth on Schedule 6.3, and (ii) to the extent the failure to obtain such approval, consent, or authorization, or to provide any such notice would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

(c)           Require any Governmental Approval except to the extent the failure to obtain such approval would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

6.4          Governmental Permits. Buyer owns, holds or possesses all licenses, franchises, permits and other authorizations from a Governmental Body which are necessary to entitle it to execute and perform this Agreement and to acquire the Purchased Assets and to perform the Assumed Obligations.

6.5          No Violation, Litigation or Regulatory Action. There is no action, suit or proceeding pending against Buyer and Buyer has no knowledge of any threatened action, suit or proceeding against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement.

6.6          Ability to Perform; Availability of Funds. Buyer has sufficient funds to pay the Purchase Price due at the Closing and, following receipt of proceeds from the Buyer IPO and proceeds from advances under the Receivables Financing Agreement, will have the ability to perform the Assumed Obligations and carry out the transactions contemplated by this Agreement.

6.7          No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Buyer or any of its Affiliates, to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the transactions contemplated by this Agreement, except for any such fee or commission that will be paid by Buyer.

6.8          Status of Buyer. Buyer (i) is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, (ii) is an Eligible Institution, (iii) is able to bear the economic risk associated with the purchase of the Purchased Assets and the assumption of the obligations thereunder, (iv) has such knowledge and experience in financial and business matters so as to be aware of the risks and uncertainties inherent in the purchase of the Purchased Assets and assumption of liabilities, including the Assumed Obligations, of the type contemplated in this Agreement, and (v) has independently and without reliance upon the Sellers, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement and acquire the Purchased Assets, except that Buyer has relied upon Sellers’ express representations, warranties, covenants, agreements and indemnities in this Agreement. Buyer (i) is not purchasing the Purchased Assets or any of them with a view towards sale or distribution thereof in violation of the Securities Act or any state securities laws, (ii) acknowledges that none of the Purchased Assets have been registered under the Securities Act or any state securities laws, that the securities comprising a portion of the Purchased Assets are “restricted securities” (as such term is defined in Rule 144 under the Securities Act), and are subject to restrictions on resale under the Securities Act and applicable state securities laws, and (iii) agrees to transfer the Purchased Assets or any of them in compliance with all applicable securities laws.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1          Buyer Covenants.  Buyer shall not enter into or otherwise permit a modification, amendment or waiver of, or agreement to forbear the enforcement of, any of the terms, covenants or conditions of the Purchased Contracts requiring an Obligor to pay any facility fees payable to Sellers as provided in Section 3.2.

7.2          Notices; Post-Closing Remittances; Correspondence; Further Assurances.

(a)           Promptly following the Outside Date but in no event later than three (3) days, provided no Unanticipated Contingencies have occurred, Sellers shall give notice to all Obligors, Guarantors, and other necessary parties, in form and substance reasonably acceptable to Buyer, notifying them of the sale of the relevant Contracts to Buyer and shall provide them with information regarding the account(s) to which all payments due and to become due under the Transaction Documents shall be made following the Closing Date. Buyer agrees to cooperate with Sellers in all respects in connection with the foregoing and shall promptly provide Sellers with such information as it may require in connection with providing such notices.

(b)           Amounts which are paid in respect of the Purchased Assets and are received by a Seller following the Closing in respect of Purchased Contracts sold to Buyer at the Closing (other than the facility fees payable to Seller as provided Section 3.2), shall be received by such Seller as agent, in trust for and on behalf of Buyer and such Seller shall pay promptly all of such amounts over to Buyer and shall provide Buyer information, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto. All facility fees payable to Sellers as described in Section 3.2 and all other amounts in respect of assets of Sellers not transferred to Buyer that are received by Buyer following the Closing shall be received by Buyer as agent, in trust for and on behalf of the relevant Seller, and Buyer shall promptly pay all of such amounts over to the relevant Seller and shall provide to the relevant

Seller information relating thereto, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto.

(c)                                  Following the Closing, to the extent that either Seller receives (and Buyer or Manager does not also receive) any mail (including electronic mail) or other correspondence or materials relating to Purchased Assets sold to Buyer at the Closing or the Assumed Obligations relating thereto (other than any internal mail, correspondence, or materials generated by either Seller itself), such Seller shall promptly forward such mail, correspondence, or other materials to Buyer.

(d)                                 Sellers shall use commercially reasonable efforts to execute such other assignments, novations, transfer documents, instruments of further assurance (including without limitation, if and to the extent necessary, lost certificate affidavits and related indemnities), approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby. Any other assignments, in particular any additional assignments of any lien instruments, any transfer documents, instruments of further assurance, approvals and consents as may be desired by Buyer to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby shall be prepared by Buyer, at Buyer’s expense, and submitted to the relevant Seller for execution, if necessary, within one year after the Closing Date. Buyer shall be responsible for the preparation and filing of, and any costs associated with the preparation of such additional assignments and for any costs or filing fees associated with the recording of such additional assignments. In addition, without in any way limiting the foregoing, and without in any way adversely affecting Buyer’s right to indemnification under Article 10, from and after the Closing Sellers shall, at the request of Buyer, cooperate with Buyer and take such steps as may be necessary to cure any deficiencies in the Transaction Documents.

(e)                                  Within thirty (30) days following the Closing, Sellers shall deliver to Buyer (i) duly executed instruments of transfer or assignment with respect to the Warrant Assets and the Equity Investments, all in form and substance reasonably satisfactory to Buyer, and (ii) individual consents duly executed by each Obligor (to the extent the consent of such Obligor is required pursuant to the terms of the applicable warrant), addressed to the Sellers and each Obligor in which Buyer shall agree to be bound by the terms and conditions of each warrant agreement representing the Warrant Assets, including, without limitation, all restrictions on transfer set forth therein.  Contemporaneously therewith, Buyer shall deliver to Sellers a counterpart, duly executed on behalf of Buyer, of each relevant individual consent addressed to the Sellers and each Obligor in which Buyer agrees to be bound by the terms and conditions of each warrant agreement representing the Warrant Assets, including, without limitation, all restrictions on transfer set forth therein.

7.3                               Taxes.

(a)                                 Sellers shall be liable for and shall pay all of its Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations related thereto, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, irrespective of when such Taxes are filed or paid. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations, in each case attributable to periods (or portions thereof) beginning after the Closing Date, irrespective of when such Taxes are filed or paid.

(b)                                 Sellers shall pay all income, gains or similar Tax imposed on it relating to the transactions contemplated by this Agreement.

(c)                                  Seller and Buyer shall each pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents.   Each of Seller and Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and shall cooperate with each other Party respect thereto as necessary).

(d)                                 Each Party shall provide reimbursement for any Tax which is the responsibility of such Party in accordance with the terms of this Section 7.3 and which is paid by any other Party. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of the other parties, although failure to do so will not relieve the other Party from its liability hereunder.

(e)                                  Nothing herein shall be construed as obligating Sellers or Buyer in any way to pay Taxes which are the liability of a Obligor or which shall be due with respect to any Related Collateral.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may, to the extent legally permissible, be waived in Buyer’s sole discretion:

8.1                               Accuracy of Representations and Warranties. Each Seller Fundamental Representation shall be true and correct in all respects on the Closing Date; each of the other representations and warranties of Sellers contained or referred to herein shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

8.2                               No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

8.3                               Consents. All Consents required to have been obtained in connection with the sale of the Purchased Assets (other than Consents relating to the Warrant Assets, if any) shall have been obtained and not revoked or rescinded.

8.4                               Pricing of Buyer IPO. The pricing of the Buyer IPO shall be reasonably expected by Buyer to occur promptly following, the Closing Date.

8.5                               Bridge Facility. All conditions to funding under the Bridge Facility shall have been satisfied.

8.6                               Obligations Performed. Sellers shall have performed and complied in all material respects with all of the obligations and agreements required by this Agreement required to be performed or complied with by it prior to or on the Closing Date.

8.7                               Delivery of Closing Documents. Sellers shall have delivered to Buyer each document to be delivered pursuant to Section 4.3, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions any or all of which may, to the extent legally permissible, be waived in Sellers’ sole discretion:

9.1                               Accuracy of Representations and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each Buyer Fundamental Representation shall be true and correct in all respects on the Closing Date; each of the other representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

9.2                               No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.3                               Consents. All Consents required to have been obtained in connection with the sale of the Purchased Assets (other than Consents relating to the Warrant Assets, if any) shall have been obtained and not revoked or rescinded.

9.4                               Pricing of Buyer IPO. The pricing of the Buyer IPO shall be reasonably expected by Sellers to occur promptly following, the Closing Date.

9.5                               Bridge Facility. All conditions to funding under the Bridge Facility shall have been satisfied.

9.6                               Obligations Performed. Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

9.7                               Completion of Documentation. The following documents shall have been entered into in a form and substance satisfactory to each Party in its sole discretion: (a) the Escrow Agreement, and (b) any other document or agreement relating to the escrow arrangement described in Section 2.5.

9.8                               Delivery of Closing Documents. Buyer shall have delivered to Sellers each document to be delivered pursuant to Section 4.2, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1                        Indemnification by Sellers. From and after the Closing and subject to the limitations of this Article 10, each Seller shall, severally but not jointly, indemnify and hold Buyer and its Affiliates, its and their respective successors and assigns, and in each such case its and their respective present or former directors, officers, shareholders, employees and agents (“Buyer Indemnified Parties”) harmless from and against any and all Losses at any time incurred by any Buyer Indemnified Party in connection with, resulting from, related to or arising from:

(a)                                 any material breach by such Seller of any of its representations or warranties (with materiality determined, where applicable, by reference to the Purchased Contract that is the subject of the relevant representation or warranty) in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement;

(b)                                 any material breach or nonfulfillment of any agreement or covenant (in each case with materiality determined, where applicable, by reference to the Purchased Contract that is the subject of the relevant agreement or covenant) to be performed by such Seller pursuant to this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement;

(c)                                  any claim by an Obligor or a third party in connection with such Seller’s making or collecting loans or performing any transactions under the Transaction Documents prior to or at the Closing Date; or

(d)                                 any failure by such Seller to pay or perform, or any claim against a Buyer Indemnified Party by a third party that, if successful, would give rise to, any of the Excluded Obligations.

Notwithstanding anything to the contrary contained in this Agreement, Sellers have made no representations or warranties, and therefore provide no indemnification, regarding: (i) the creditworthiness, solvency or financial ability of any Obligor or Guarantor or any other obligor, including any pledgor, any letter of credit issuer or insurer to pay or to perform any of its liabilities or obligations with respect to the Purchased Assets, or (ii) any Obligor’s or Guarantor’s paying or performing pursuant to the terms of any Purchased Contract.

10.2                        Indemnification by Buyer. From and after the Closing and subject to the limitations of this Article 10, Buyer agrees to indemnify and hold each Seller and its Affiliates, including its and their respective successors and assigns, and in each case its and their respective present or former directors, officers, shareholders, employees and agents (“Seller Indemnified Parties”) harmless from and against any and all Losses at any time incurred by any Seller Indemnified Party in connection with, resulting from, related to or arising from Buyer’s failure to comply with its obligations to fund any Unfunded Commitments after the Closing Date.

10.3                        Limitations on Indemnification.

(a)                                 Notwithstanding anything to the contrary contained in this Article 10, except in the case of fraudulent misrepresentation or a breach of any Seller Fundamental Representations, in no event shall a Seller’s aggregate liability for Losses that may be recovered by any Buyer Indemnified Party for any breach by a Seller of any of its representations or warranties in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement exceed the portion of the Purchase Price actually received by Seller (the “Cap”).

(b)                                 Notwithstanding any provision in this Agreement to the contrary, in no event shall Buyer have any liability for any punitive, consequential, exemplary or special damages or opportunity costs.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, all Losses for which any Indemnified Party would otherwise be entitled to indemnification under Section 10.1 or Section 10.2 shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries actually realized in respect of any Losses incurred by such Indemnified Party.  In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to Section 10.1 or Section 10.2, such Indemnified Party shall use reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnification payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnification payments or other third-party recoveries relate, the Indemnified Party shall promptly remit all or the relevant portion of such indemnification payment to the Indemnifying Party.

(d)                                 In the event both Buyer and Sellers are liable hereunder with respect to a Loss that constitutes both an Assumed Obligation and an Excluded Obligation, the amount payable by Buyer and Seller with respect thereto shall be in such proportion as shall reflect the relative fault of each Party.

10.4                        Notice of Claims. Promptly upon the sooner to occur of (a) a party’s acquisition of knowledge of facts or circumstances which could serve as the basis for a claim under this Article 10, or (b) receipt of notice of any claim, demand or assessment or the commencement of any suit, action, arbitration or proceeding in respect of which indemnity may be sought on account of the indemnity agreement contained in this Article 10, the party seeking indemnification (the “Indemnified Party”) shall give written notice to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and within sufficient time to respond to such claim or answer or otherwise plea in such action; provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

10.5                        Third Party Claims. In the event that any Person not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any Losses to one party hereto of the kind for which such party is entitled to indemnification pursuant to this Article 10, then, after written notice is provided by the Indemnified Party, the Indemnifying Party shall have the option, at its expense, to provide legal counsel for the Indemnified Party (such counsel shall be reasonably satisfactory to the Indemnified Party) to defend any such demand, claim or lawsuit. In effecting the settlement of any such demand, claim or lawsuit, an Indemnified Party shall act in good faith, shall consult with the Indemnifying Party and shall enter into only such settlement as the Indemnifying Party shall approve, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party may settle any third party claim without the consent of the Indemnified Party provided that such settlement provides for a release of the Indemnified Party with respect to all such third party claims and does not contain any restriction on the activities of the Indemnified Party or any finding of fault. Each party will cooperate with the other party in connection with any claim, make personnel, books and records relevant to such claim available to the other party, and grant such authorizations or limited powers of attorney to the agents, representatives and counsel of such other party as such party may reasonably consider desirable in connection with the defense of any such claim.

10.6                        General. The Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 10 to use commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses. In addition, in the event that a claim is made against an Indemnified Party by a third-party and (i) an Indemnifying Party incurs costs or expenses for indemnification under this Article 10 in connection therewith, and (ii) any of such costs or expenses are chargeable by such Indemnified Party to a Obligor (whether pursuant to contractual indemnification or otherwise), the Indemnified Party agrees to use reasonable commercial efforts to obtain such chargeable amounts from such Obligor and remit such amounts to the Indemnifying Party promptly after receipt thereof.

10.7                        Survival of Representations and Warranties. The representations, warranties and covenants of Sellers and Buyer contained in this Agreement or in any agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing; provided, however, Sellers or Buyer, as applicable, will have liability for any breach of their or its representations or warranties in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement only if, on or before the second anniversary of the Closing Date, Buyer or Sellers, as applicable, notifies the other Party of a claim specifying the factual basis of such claim in reasonable detail (a “Claim Notice”); and provided, further, that (a) in all cases, a party’s liability for such breach shall not terminate with respect to any claim for which such party has been given a Claim Notice prior to the expiration of such two-year period, until the final disposition of such claim, and (b) the foregoing limitations shall not apply to any breach of Seller Fundamental Representations or Buyer Fundamental Representations.

10.8                        Exclusive Remedies. Following the Closing and other than in the case of fraud or willful misconduct of a party hereto, the indemnification provisions contained in this Article 10 will constitute the sole and exclusive recourse and remedy of the Buyer with respect to any breach of any of the representations or warranties by the Sellers contained in this Agreement, the Assignment and Assumption Agreements, or in any other agreement entered into in connection with this Agreement or any covenants or other obligations contained in this Agreement to be performed prior to or at the Closing; provided, that nothing in this Agreement shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled.

ARTICLE 11

RESERVED

ARTICLE 12

 GENERAL PROVISIONS

12.1                        Confidential Nature of Information.

(a)                                 Following the Closing Date, each Seller agrees that it will, and will cause its Affiliates and its and their respective officers, directors, employees and representatives to (i) maintain the confidential nature of all non-public documents, materials and other information related to the Purchased Assets or the Assumed Obligations (the “Buyer Confidential Information”), (ii) ensure that, without Buyer’s prior written consent, such Buyer Confidential Information is not communicated to any third Person (other than to Sellers, their Affiliates, any direct or indirect investor in either Seller, or any of its or their respective counsel, accountants or financial advisors) and (iii) not use any Buyer Confidential Information in any manner whatsoever except solely for the purpose of complying with Requirements of Law.

(b)                                 The obligations contained in Section 12.1(a) shall not (i) preclude communications or disclosures to comply with accounting and Securities and Exchange Commission disclosure obligations or the rules and regulations of any applicable securities exchange including, without limitation, the filing of this Agreement with the Securities and Exchange Commission or any applicable securities exchange or (ii) apply to any information (x) which is or becomes available to the public other than as a result of disclosure by a Seller or its agents or Buyer or its agents, as applicable, in violation of its obligations hereunder, (y) which is required to be disclosed in order to obtain a Consent or (z) which is required to be disclosed under applicable law or judicial process, or to any Governmental Body having regulatory authority over a Seller or Buyer or its respective Affiliates, as applicable, and not otherwise covered by clause (i) of this Section 12.1(b), but only to the extent it must be disclosed; provided, that the disclosing party shall notify the non-disclosing party of such obligation promptly in order to permit the non-disclosing party to seek an appropriate protective order or similar protective treatment thereof.

12.2                        No Partnership. Nothing herein shall be construed as creating a partnership, joint venture or agency relationship between Buyer, on the one hand, and Sellers, on the other hand.

12.3                        No Public Announcement. No party hereto, without the approval of the other party hereto, shall make any press release or other general public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their respective commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures to employees and as necessary to implement the provisions of this Agreement or to comply with accounting and/or Securities and Exchange Commission disclosure obligations or the rules and regulations of any applicable securities exchange including, without limitation, the filing of this Agreement with the Securities and Exchange Commission or any applicable securities exchange. Before any public announcement is made with respect to this Agreement or the transactions contemplated by this Agreement, to the extent practicable, each party will use its commercially reasonable efforts to first provide the other parties the content of all proposed disclosure and the basis for such disclosure. The parties agree to cooperate, from time to time, in connection with the preparation and release of press releases, analysts’ reports and the like.

12.4                        Notices. All notices required under this Agreement shall be in writing and shall be given upon: (a) personal delivery (including delivery by overnight courier) of the written notice; (b) sending the message by a telecopy or facsimile machine to the other party’s telecopy or facsimile machine, provided the sending machine automatically prints a message confirming that the message was received, and a copy thereof is forthwith mailed or sent by personal delivery to the addressee; (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day); or (d) if sent via United States mail, the third day following mailing, certified mail, return receipt requested, postage prepaid and appropriately addressed. Such addresses shall be:

If to Sellers, to:
TriplePoint Capital LLC
TPC Venture Growth Partners 1 LLC
2755 Sand Hill Road, Suite 150
Menlo Park, California 94025
Attn: Sajal Srivastava
Facsimile: (650) 854-2092
Email: sks@triplepointcapital.com

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
Chrysler Building
405 Lexington Avenue
New York, New York 10174-0700
Attn: Thomas P. Duignan
Telephone: (212) 704-6043
Facsimile: (212) 704-6288
Email: thomas.duignan@troutmansanders.com

If to Buyer, to:
TriplePoint Venture Growth BDC Corp.
2755 Sand Hill Road, Suite 150
Menlo Park, California 94025
Attn: Sajal Srivastava
Facsimile: (650) 854-2092
sks@triplepointcapital.com

with a copy (which shall not constitute notice) to:

Clifford Chance U.S. LLP
31 West 52nd Street
New York, New York 10019-6131
Attn: Andrew S. Epstein
Telephone: (212) 878-8332
Facsimile: (212) 878-8375
Email: andrew.epstein@cliffordchance.com

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 12.4.

12.5                        Successors and Assigns. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except as it relates to the Persons entitled to indemnification under Article 10, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective permitted successors and assigns. No Party may assign its rights and/or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that the foregoing shall in no way restrict (a) Buyer’s ability to sell, pledge or otherwise transfer any of the Purchased Assets or its rights under this Agreement in compliance with all applicable securities laws (i) in connection with the Bridge Facility in accordance with Section 2.5, or (ii) without the consent or involvement of any Seller, provided that no Unanticipated Contingency has occurred, and the Purchase Price has been released to Sellers from escrow or (b) TPC Venture Growth Partners’ ability to grant a security interest in its rights under this Agreement to TPC Funding IV Ltd., Islamic GBP Structured Leasing Fund I Ltd. and Islamic Equipment Leasing Fund II Ltd.

12.6                        Access to Records After The Closing.

(a)                                 Buyer agrees that, subject to applicable Requirements of Law, on and after the Closing Date it will permit each Seller and its representatives (at such Seller’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Buyer, to have access to and to examine and take copies of any materials relating to the Purchased Contracts in the possession of Buyer and not already in the possession of or available to such Seller in the event that such Seller or an Affiliate of such Seller is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that such Seller may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.

(b)                                 Each Seller agrees that, subject to applicable Requirements of Law, on and after the Closing Date it will permit Buyer and its representatives (at Buyer’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Buyer, to have access to and to examine and take copies of any Contract Files in the possession of such Seller and not already in the possession of or available to Buyer in the event that such Buyer or an Affiliate of Buyer is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that Buyer may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.

12.7                        Entire Agreement; Exhibits and Schedules; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the other documents referred to herein contain the entire understanding and agreement of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, inducements, understandings, disclosures, correspondence, offering memoranda or letters of intent between or among any of the Parties hereto, whether expressed or implied, oral or written, regarding the same subject matter. Each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties hereto.

12.8        Interpretation. Article titles and section headings are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with regard to every other section in this Agreement to the extent the relevance of such disclosure to each other section is readily apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Exhibit or Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other amounts, are or are not material, and neither Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in an Schedule is or is not material for purposes of this Agreement.

12.9        Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provisions of this Agreement shall not be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.10      Expenses. Each Party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its counsel and accountants.

12.11      Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provisions shall be ineffective to the extent, but only to the extent, of such invalid, illegal or unenforceable provisions or other provisions hereof.

12.12      Execution in Counterparts. This Agreement may be executed in one or more counterparts, including facsimiles thereof and through electronic transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to Sellers and Buyer.

12.13      Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents (including without limitation, if and to the extent necessary, any required lost certificate affidavit and related indemnity) and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including, but not limited to assignments of filed UCC financing statements and other documents of record.

12.14      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law provisions thereof.

12.15      Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)           Each Seller and Buyer hereby consents to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan in the City of New York in any proceeding or dispute relating in any way to this Agreement or the transactions contemplated hereby, and agrees that any such proceeding shall be brought by it solely in any such court. Each Seller and Buyer irrevocably waives all claims, objections and defenses that it may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum. Each Seller and Buyer hereby waives personal service of the summons, complaint and other process issued in any such action or proceeding and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to the other party at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of such party’s actual receipt thereof or three (3) days after deposit in the United States mails proper postage prepaid.

(b)           EACH PARTY HERETO HEREBY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF ANY PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

12.16      Resolution of Conflicts. In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by the Parties hereto in connection with this Agreement, the terms and provisions of this Agreement shall control.

12.17      Section Titles. Section titles and headings used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER:

TRIPLEPOINT VENTURE GROWTH BDC
CORP.

By:
	Name:	Sajal Srivastava
	Title:	President

SELLERS:

TRIPLEPOINT CAPITAL LLC

By:
Name: Sajal Srivastava
Title: Chief Operating Officer

TPC VENTURE GROWTH PARTNERS 1 LLC

By:
Name: Sajal Srivastava
Title: Chief Operating Officer